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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

                      Allscripts Healthcare Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01988P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 2005 (1)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

(1) Beneficial ownership information reported herein is as of December 31, 2005; provided however, the percentage of class beneficially owned by each reporting person reported herein is based on 42,189,462 shares of common stock outstanding as of October 31, 2005 as reported in Allscripts Healthcare Solutions, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (1-06)

CUSIP No. 01988P108
--------------------------------------------------------------------------------

       1. Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Liberty Partners Holdings 6, L.L.C.
--------------------------------------------------------------------------------

       2. Check the Appropriate Box if a Member of a Group (See Instructions)

              (a) |_|

              (b) |X|
--------------------------------------------------------------------------------

       3.   SEC Use Only
--------------------------------------------------------------------------------

       4. Citizenship or Place of Organization      United States-DE
--------------------------------------------------------------------------------

Number of Shares     5.    Sole Voting Power        0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,248,170

--------------------------------------------------------------------------------
       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)

--------------------------------------------------------------------------------
       11.  Percent of Class Represented by Amount in Row (9)   5.3%
--------------------------------------------------------------------------------

       12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

       00
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Liberty  Partners, L.P.
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization       United States-DE
--------------------------------------------------------------------------------

Number of Shares     5.    Sole Voting Power        0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,248,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)     5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      00- Limited Partnership
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc.
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization United States-DE
--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,248,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)   5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      CO
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1. Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

            Peter E. Bennett
--------------------------------------------------------------------------------

         2. Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) |_|

            (b) |X|
--------------------------------------------------------------------------------

         3. SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization    United States
--------------------------------------------------------------------------------

Number of Shares     5.    Sole Voting Power        20,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      20,000
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------
       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,268,170

--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)    5.4%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         G. Michael Stakias
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization       United States
--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power           12,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      12,000
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,260,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)     5.4%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1. Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

            Michael S. Levine
--------------------------------------------------------------------------------

         2. Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) |_|

            (b) |X|
--------------------------------------------------------------------------------

         3. SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization    United States
--------------------------------------------------------------------------------

Number of Shares     5.    Sole Voting Power        2,000
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      2,000
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,250,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)     5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Paul J. Huston
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization       United States
--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power           1,300
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      1,300
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,249,470
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (9)     5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

         1. Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

            Michael J. Kluger
--------------------------------------------------------------------------------

         2. Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) |_|

            (b) |X|
--------------------------------------------------------------------------------

         3. SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization    United States
--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power           101,200
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      101,200
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,349,370
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (9)     5.6%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

       1. Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas G. Greig, III
--------------------------------------------------------------------------------

       2. Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) |_|

          (b) |X|
--------------------------------------------------------------------------------

       3. SEC Use Only
--------------------------------------------------------------------------------

       4. Citizenship or Place of Organization      United States
--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power           0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,248,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)     5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108
--------------------------------------------------------------------------------

      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Yvonne V. Marsh
--------------------------------------------------------------------------------

      2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) |_|

         (b) |X|
--------------------------------------------------------------------------------

      3. SEC Use Only
--------------------------------------------------------------------------------

      4. Citizenship or Place of Organization       United States
--------------------------------------------------------------------------------

Number of Shares     5.    Sole Voting Power        0
Beneficially         -----------------------------------------------------------
Owned by Each
Reporting Person     6. Shared Voting Power         2,248,170
With:                -----------------------------------------------------------

                     7. Sole Dispositive Power      0
                     -----------------------------------------------------------

                     8. Shared Dispositive Power    2,248,170
--------------------------------------------------------------------------------

       9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,248,170
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)    5.3%
--------------------------------------------------------------------------------

      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

      IN
--------------------------------------------------------------------------------

ITEM 1.

       (a)    Name of Issuer

              Allscripts Healthcare Solutions, Inc.

       (b)    Address of Issuer's Principal Executive Offices

              222 Merchandise Mart, Suite 2024
              Chicago, Illinois  60054

ITEM 2.

       (a)-(c) This Statement is filed by:

              Liberty Partners Holdings 6, L.L.C. ("LLC");

              Liberty Partners, LP ("LP"), manager of LLC;

              PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc. ("LCP"), general partner of LP;

              and Peter E. Bennett ("Bennett"), G. Michael Stakias ("Stakias"), Michael S. Levine, ("Levine"), Paul J. Huston ("Huston"), Michael
              J. Kluger ("Kluger"), Thomas G. Greig, III ("Greig") and Yvonne V. Marsh ("Marsh") who, as of December 31, 2005, were officers, directors and stockholders of LCP (the individuals referred to above are collectively referred to herein as the "Stockholders").

              The business address of LLC, LP, LCP and the Stockholders is 1370 Avenue of the Americas, 34th and 35th Floors, New York, NY 10019. LLC is a Delaware limited liability company, LP is a Delaware limited partnership; LCP is a Delaware corporation and Bennett, Stakias, Levine, Huston, Kluger, Greig and Marsh are U.S. citizens.

              LLC, LP, LCP and the Stockholders are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

       (d)    Title of Class of Securities

              Common Stock

       (e)    CUSIP Number

              01988P108

ITEM 3.

       N/A

ITEM 4.    OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

       (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person. Such percentage is based on 42,189,462 shares of common stock outstanding as of October 31, 2005 as reported in Allscripts Healthcare Solutions, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

       (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           N/A

ITEM 10.   CERTIFICATION

           N/A

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated: February 10, 2006                    LIBERTY PARTNERS HOLDINGS 6, L.L.C.
                                            By: Liberty Partners, L.P., its Manager
                                            By: P.E. B. Associates, Inc. d/b/a Liberty Capital Partners, Inc., its General Partner


                                            By:                   /s/ Michael S. Levine
                                               --------------------------------------------------------------------
                                                  Michael S. Levine, Executive Vice President and Managing Director

                                            LIBERTY PARTNERS, L.P.
                                            By: P.E. B. Associates, Inc. d/b/a Liberty Capital Partners, Inc., its General Partner



                                            By:                   /s/ Michael S. Levine
                                               ------------------------------------------------------------------------------
                                                  Michael S. Levine, Executive Vice President and Managing Director

                                                                  /s/ Peter E. Bennett
                                            ---------------------------------------------------------------------------------
                                            Peter E. Bennett, individually and on behalf of LCP in his capacity as an officer thereof.

                                                                  /s/ G. Michael Stakias
                                            ---------------------------------------------------------------------------------
                                            G. Michael Stakias, individually and on behalf of LCP in his capacity as an officer thereof

                                                                  /s/ Michael S. Levine
                                            ---------------------------------------------------------------------------------
                                            Michael S. Levine, individidually and on behalf of LCP in his capacity as an officer thereof

                                                                  /s/ Paul J. Huston
                                            ---------------------------------------------------------------------------------
                                            Paul J. Huston, individidually and on behalf of LCP in his capacity as an officer thereof

                                                                  /s/ Michael J. Kluger
                                            ---------------------------------------------------------------------------------
                                            Michael J. Kluger, individually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Thomas G. Greig, III
                                            ---------------------------------------------------------------------------------
                                            Thomas G. Greig, III, on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Yvonne V. Marsh
                                            ---------------------------------------------------------------------------------
                                            Yvonne V. Marsh, on behalf of LCP in her capacity as an officer thereof

                                                                   Page 14 of 15

                                                                       EXHIBIT A
                                                                       ---------

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Allscripts Healthcare Solutions, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

         This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated: February 10, 2006                    LIBERTY PARTNERS HOLDINGS 6, L.L.C.
                                            By: Liberty Partners, L.P., its Manager
                                            By: P.E. B. Associates, Inc. d/b/a Liberty Capital Partners, Inc., its General Partner


                                            By:                   /s/ Michael S. Levine
                                               ------------------------------------------------------------------------------
                                               Michael S. Levine, Executive Vice President and Managing Director

                                            LIBERTY PARTNERS, L.P.
                                            By: P.E. B. Associates, Inc. d/b/a Liberty Capital Partners, Inc., its General Partner



                                            By:                   /s/ Michael S. Levine
                                               ------------------------------------------------------------------------------
                                               Michael S. Levine, Executive Vice President and Managing Director


                                                                 /s/ Peter E. Bennett
                                            ---------------------------------------------------------------------------------
                                            Peter E. Bennett, individually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ G. Michael Stakias
                                            ---------------------------------------------------------------------------------
                                            G. Michael Stakias, individually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Michael S. Levine
                                            ---------------------------------------------------------------------------------
                                            Michael S. Levine, individidually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Paul J. Huston
                                            ---------------------------------------------------------------------------------
                                            Paul J. Huston, individidually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Michael J. Kluger
                                            ---------------------------------------------------------------------------------
                                            Michael J. Kluger, individually and on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Thomas G. Greig, III
                                            ---------------------------------------------------------------------------------
                                            Thomas G. Greig, III, on behalf of LCP in his capacity as an officer thereof

                                                                 /s/ Yvonne V. Marsh
                                            ---------------------------------------------------------------------------------
                                            Yvonne V. Marsh, on behalf of LCP in her capacity as an officer thereof

                                                                   Page 15 of 15